Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro 702.263.2505
PROGRESSIVE GAMING ANNOUNCES BEST DEBT POSITION IN 7 YEARS
Las Vegas — February 9, 2006 — Progressive Gaming International Corporation (NASDAQ: PGIC), (the Company) a leading provider of diversified technology and content products and services used in the gaming industry worldwide announced today that its net debt position as of December 31, 2005 was approximately $31 million, its lowest in 7 years. This reflects a cash position and remaining high yield debt of approximately $14 million and $45 million, respectively, as of December 31, 2005.
Chief Financial Officer Michael A. Sicuro stated: “We have made good progress in restructuring our balance sheet over the last several years. We have reduced our annual debt service obligations by approximately 60 percent since the third quarter of 2003. We currently have, or are generating sufficient cash from operations to service the remaining requirement of approximately $5.3 million annually.”
Sicuro continued: “Our remaining planned financing activities in the form of a lower cost credit facility and the potential strategic investment from International Game Technology (NYSE:IGT) to retire the remaining high yield debt will be revisited when market conditions are more favorable to complete these transactions. Both IGT and our organization are committed to our relationship related to the Intelligent Table System.”
In addition, the Company continues to expect to publish its full year fiscal 2005 operating results on schedule on or before March 16, 2006, and that its external auditors are currently performing their year end audit.
About Progressive Gaming International
Progressive Gaming International is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry worldwide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.
Progressive Gaming International is unique in the industry in offering management, progressive systems and games as a modular yet integrated solution. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net.
Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains certain forward-looking statements of the Company, including statements regarding anticipated cash from operations and the Company’s ability to satisfy its annual debt service obligations, expectations for additional financing activities, and the anticipated timing of the Company’s announcement of its full year fiscal 2005 operating results. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that, the risk that the Company’s operations may not continue to generate sufficient cash to enable the Company to satisfy its annual debt service obligations, the risk that a new credit facility and/or the potential strategic investment from IGT may not be completed, the risk that the Company’s external auditors may not complete their fiscal 2005 audit when expected, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.